UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Horace Mann Educators Corporation

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SEC 1913 (3-99)

HORACE MANN EDUCATORS CORPORATION

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

ANNUAL MEETING—May 24, 2006

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of your Corporation to be held at 9:00 a.m. Central Daylight Saving Time on Wednesday, May 24, 2006 at the President Abraham Lincoln Hotel and Conference Center, 701 East Adams Street, Springfield, Illinois.

We will present a report on the current affairs of the Corporation at the meeting and Shareholders will have an opportunity for questions and comments.

We request that you sign, date and mail your proxy card whether or not you plan to attend the Annual Meeting.

Prompt return of your proxy card will reduce the cost of further mailings and other follow-up work. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

We look forward to seeing you at the meeting. If you do not plan to attend and vote by proxy, let us know your thoughts about the Corporation either by letter or by comment on the proxy card.

Sincerely,

Joseph J. Melone	Louis G. Lower II
Chairman of the Board	President and Chief Executive Officer

Springfield, Illinois

April 13, 2006

HORACE MANN EDUCATORS CORPORATION

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 24, 2006

Date:	Wednesday, May 24, 2006

Time:	9:00 a.m. Central Daylight Saving Time

Place:	President Abraham Lincoln Hotel and Conference Center 701 East Adams Street Springfield, Illinois

Purpose:	1. Elect eight Directors.

2. Ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2006.

3. Conduct other business if properly raised.

Record Date:	March 27, 2006—Shareholders registered in the records of the Company or its agents on that date are entitled to receive notice of and to vote at the meeting.

Mailing Date:	The approximate mailing date of this proxy statement and the accompanying proxy card is April 13, 2006.

Your vote is important. Whether or not you plan to attend the Annual Meeting, the Board of Directors urges you to complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed business reply envelope, which requires no postage if mailed in the United States of America. You may revoke your proxy at any time before the vote is taken at the Annual Meeting provided that you comply with the procedures set forth in the Proxy Statement to which this Notice of Annual Meeting of Shareholders is attached. If you attend the Annual Meeting, you may either vote by proxy or revoke your proxy and vote in person.

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Horace Mann Educators Corporation (the “Company”) of proxies from holders of the Company’s common stock, par value $.001 per share (“Common Stock”). The proxies will be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 24, 2006 at 9:00 a.m. Central Daylight Saving Time at the President Abraham Lincoln Hotel and Conference Center, 701 East Adams Street, Springfield, Illinois and through any adjournment or adjournments thereof (the “Annual Meeting”).

The mailing address of the Company is 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 (telephone number (217) 789-2500). This Proxy Statement and the accompanying proxy card are being first transmitted to shareholders of the Company (“Shareholders”) on or about April 13, 2006.

The Board has fixed the close of business on March 27, 2006 as the record date (the “Record Date”) for determining the Shareholders entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, an aggregate of 42,996,089 shares of Common Stock were issued and outstanding, each share entitling the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Proxies will be solicited by mail. The Company, through bankers, brokers or other persons, also intends to make a solicitation of beneficial owners of Common Stock.

At the Annual Meeting, Shareholders will be asked to (1) elect eight Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified and (2) ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2006.

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 were mailed to known Shareholders on or about April 13, 2006.

Solicitation and Revocation

Proxies in the form enclosed are solicited by and on behalf of the Board. The persons named in the form of proxy have been designated as proxies by the Board. Such persons are Directors of the Company.

Shares of Common Stock represented at the Annual Meeting by a properly executed and returned proxy will be voted at the Annual Meeting in accordance with the instructions noted thereon, or if no instructions are noted, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. A submitted proxy is revocable by a Shareholder at any time prior to it being voted provided that such Shareholder gives written notice to the Corporate Secretary at or prior to the Annual Meeting that such Shareholder intends to vote in person or by submitting a subsequently dated proxy. Attendance at the Annual Meeting by a Shareholder who has given a proxy shall not in and of itself constitute a revocation of such proxy.

Proxies will be solicited initially by mail. Further solicitation may be made by officers and other employees of the Company personally, by phone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock. The costs of soliciting proxies will be borne by the Company. It is estimated these costs will be nominal.

Shareholder Approval

Shareholders are entitled to one vote per share of Common Stock on all matters submitted for consideration at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

Abstentions may not be specified with regard to the election of Directors. On other matters abstentions have the same effect as a vote “against” approval of the matter.

Please note that under the rules of the New York Stock Exchange (“NYSE”) brokers who hold shares of Common Stock in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. With respect to the matters to come before the Annual Meeting, if brokers are not entitled to vote without instructions and therefore cast broker non-votes, that will not affect the outcome of such matters.

Other Matters

Other than the matters set forth above, the Board has not received any Shareholder proposal by the deadline prescribed by the rules of the Securities and Exchange Commission, and otherwise knows of no other matters to be brought before the Annual Meeting. However, should any other matters properly come before the meeting, the persons named in the accompanying Form of Proxy will vote or refrain from voting thereon at their discretion.

MATTERS TO BE CONSIDERED

Proposal No. 1    Election Of Eight Directors

The By-Laws of the Company provide for the Company to have not less than five nor more than fifteen Directors. The following eight persons currently are serving as Directors of the Company: William W. Abbott, Mary H. Futrell, Stephen J. Hasenmiller, Louis G. Lower II, Joseph J. Melone, Jeffrey L. Morby, Shaun F. O’Malley and Charles A. Parker. The terms of the current Directors expire at the Annual Meeting.

Upon the recommendation of the Nominating & Governance Committee, the Board has nominated Mr. Abbott, Dr. Futrell, Mr. Hasenmiller, Mr. Lower, Mr. Melone, Mr. Morby, Mr. O’Malley and Mr. Parker (the “Board Nominees”) to hold office as Directors. The proxies solicited by and on behalf of the Board will be voted “FOR” the election of the Board Nominees unless such authority is withheld as provided in the proxy. The Company has no reason to believe that any of the foregoing Board Nominees is not available to serve or will not serve if elected, although in the unexpected event that any such Board Nominee should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated. Each Director will serve until the next Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified.

Board Nominees

The following information, as of March 27, 2006, is provided with respect to each Board Nominee:

William W. Abbott, 74 Chairman of the Compensation Committee; Member of the Executive and Nominating & Governance Committees of the Board	Mr. Abbott has been a Director of the Company since September 1996. He is currently self-employed as a business consultant. In 1989, Mr. Abbott retired after 35 years of service at The Procter & Gamble Company, as a Senior Vice President in charge of worldwide sales and other operations. He currently serves as a member of the Advisory Board of Manco and a member of the Board of Overseers of the Duke Cancer Center.

Mary H. Futrell, 65 Member of the Compensation and Nominating & Governance Committees of the Board	Dr. Futrell has been a Director of the Company since February 2001. She is currently Dean of the Graduate School of Education and Human Development, and Co-Director of the Center for Curriculum, Standards and Technology, The George Washington University, positions she has held for more than 5 years. In addition, Dr. Futrell is Professor, Department of Education Leadership, a position she has held since 1999. Dr. Futrell is also Founding President, Education International and past President, National Education Association and Virginia Education Association.

Stephen J. Hasenmiller, 56 Member of the Audit and Investment & Finance Committees of the Board	Mr. Hasenmiller has been a Director of the Company since September 2004. In March 2001, he retired after 24 years of service at The Hartford Financial Services Group, Inc., as a Senior Vice President—Personal Lines.

Louis G. Lower II, 60 President and Chief Executive Officer; Member of the Executive and Investment & Finance Committees of the Board	Mr. Lower joined the Company as Director, President and Chief Executive Officer in February 2000. Prior to that, he served as Chief Executive Officer of Allstate Life Insurance Company, a position he held from January 1990 through January 2000. He currently serves as a member of the Boards of Directors of the Illinois Life Insurance Council, Insurance Marketplace Standards Association, NEA Foundation for the Improvement of Education, Abraham Lincoln Presidential Library and Museum, and PMI Mortgage Insurance Co. Mr. Lower has over 30 years of experience in the insurance industry.

Joseph J. Melone, 74 Chairman of the Board; Chairman of the Executive and Nominating & Governance Committees; Member of the Compensation Committee of the Board	Mr. Melone has been a Director of the Company since February 2001. Prior to his retirement in 1998, he served as President and Chief Executive Officer of The Equitable Companies Inc. (1996-1998), Chairman and Chief Executive Officer of The Equitable Life Assurance Society (1994-1998) and Chairman and Chief Executive Officer of The Equitable Variable Life Insurance Company (1990-1998). Prior to 1990, Mr. Melone served as President of Prudential Insurance Company. He currently serves as a member of the Boards of Directors of Bysis, Inc. and Foster-Wheeler Corporation.

Jeffrey L. Morby, 68 Member of the Audit and Investment & Finance Committees of the Board	Mr. Morby has been a Director of the Company since September 1996. He is currently self-employed as a business consultant and investor. Mr. Morby serves as Managing Director of Amarna Corporation, LLC and makes investments through private subsidiaries and affiliates of Amarna Corporation. Mr. Morby retired on June 30, 1996 as Vice Chairman of Mellon Bank Corporation and Mellon Bank, N.A. Mr. Morby currently serves as a member of the Boards of Directors of Restaurant Insurance Holdings, Inc., Pittsburgh Cultural Trust and the Board of International Advisors of the City of Wuhan, China. He is also Chairman of the Cure Alzheimer’s Fund, a non-profit public charity; Chairman of the Morby Family Charitable Foundation, a private non-profit foundation; a member of the Council of World Wildlife Fund, a non-profit public charity; a member of the Board of Directors of the Pittsburgh City Theater; and Vice President of the Andrew and Velda Morby Educational Foundation, a private non-profit foundation.

Shaun F. O’Malley, 70 Chairman of the Audit Committee; Member of the Executive and Nominating & Governance Committees of the Board	Mr. O’Malley has been a Director of the Company since September 1996. He is currently the Chairman Emeritus of Price Waterhouse LLP, a title he has held since July 1995. Prior to that, he served as Chairman and Senior Partner of Price Waterhouse LLP. He currently serves as a member of the Boards of Directors of the Finance Company of Pennsylvania, Federal Home Loan Mortgage Corporation (“Freddie Mac”), Polymedix, Inc., and The Philadelphia Contributionship and as a member of the Board of Trustees of the University of Pennsylvania Health System.

Charles A. Parker, 71 Chairman of the Investment & Finance Committee; Member of the Audit and Executive Committees of the Board	Mr. Parker has been a Director of the Company since September 1997. He retired in 1995 after 17 years of service at The Continental Corporation, including service as Executive Vice President, Chief Investment Officer and Director. He currently serves as a member of the Boards of Directors of T.C.W. Convertible Fund and T.C.W. Galileo Funds Inc. and as a Governor of the Burridge Center for Research in Security Prices (The Leeds School of Business of the University of Colorado).

All of the Board Nominees were elected Directors at the last annual meeting of Shareholders of the Company held on May 26, 2005.

The Board recommends that Shareholders vote FOR the election of these eight nominees as Directors.

Proposal No. 2    Ratification of Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Audit Committee of the Board to serve as the Company’s auditors for the year ending December 31, 2006 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2005. A representative from KPMG LLP is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement to Shareholders and is expected to be available to respond to appropriate questions from Shareholders.

The Board recommends that Shareholders vote FOR the ratification of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2006.

EXECUTIVE OFFICERS

Set forth below is certain information, as of March 27, 2006, with respect to certain executive officers of the Company and its subsidiaries who are not Directors of the Company (“Executive Officers”) (Louis G. Lower II, President and Chief Executive Officer, is discussed above):

Peter H. Heckman, 60 Executive Vice President and Chief Financial Officer	Mr. Heckman joined the Company in April 2000 as Executive Vice President and Chief Financial Officer (“CFO”). Prior to that, he served as Vice President of Allstate Life Insurance Company from 1988 through April 2000, where he held both senior financial and operating positions. Mr. Heckman has over 30 years of experience in the insurance industry.

Douglas W. Reynolds, 52 Executive Vice President, Property & Casualty and Information Technology	Mr. Reynolds joined the Company in November 2001 as Executive Vice President, Property and Casualty. In December 2003, he also assumed responsibility for Information Technology. He previously served as Regional Vice President of AIG, Inc., a position he held from February 2000 through November 2001, where he was responsible for all property and casualty business for Southeast Asia and China. Prior to that, he served as Vice President of Allstate Insurance Company (“Allstate”). From November 1976 through January 2000 he held various property and casualty management positions at Allstate, including underwriting, marketing, non-standard auto and mergers and acquisitions, while also leading the start-up of a non-standard auto insurance company. Mr. Reynolds has over 25 years of experience in the insurance industry.

Paul D. Andrews, 49 Senior Vice President, Corporate Services	Mr. Andrews joined the Company in July 2001 as Vice President, Client Services. In November 2004, he was appointed to his present position as Senior Vice President, Corporate Services. He previously served as Assistant Vice President of SAFECO Insurance Companies, a position he held from 1998 to 2001, where he was responsible for field operations and personal insurance. Mr. Andrews has over 15 years of experience in the insurance industry.

Bret A. Conklin, 42 Senior Vice President and Controller	Mr. Conklin joined the Company as Senior Vice President and Controller in January 2002. Mr. Conklin has over 20 years of experience in the insurance industry, including: serving as Vice President of Kemper Insurance from January 2000 through January 2002, where he was responsible for all corporate financial reporting and accounting operations; serving as Vice President and Controller of the Company from July 1998 through January 2000; being associated with Pekin Insurance from September 1992 through June 1998 and serving as its Vice President and Controller; and seven years of public accounting experience with KPMG Peat Marwick from 1985 to 1992, specializing in its insurance industry practice.

Frank D’Ambra III, 52 Senior Vice President, Life & Annuity	Mr. D’Ambra joined the Company in February 2005 as Senior Vice President, Life and Annuity. Prior to joining the Company, he was President of Financial Concepts, a consulting firm he founded in 2002 that focused on helping insurance and investment firms identify and develop market and business opportunities. From 1999 to 2002, he served as Vice President and Director of Marketing and Client Relations with Swiss Re Investors. Mr. D’Ambra has over 25 years of experience in the insurance and financial services industry.

Dwayne D. Hallman, 43 Senior Vice President, Finance	Mr. Hallman joined the Company in January 2003 as Senior Vice President, Finance. From September 2000 to December 2002, he served as the Chief Financial Officer of Acceptance Insurance Companies, where he was responsible for financial reporting, investor relations, the treasury and investment management functions and property-casualty operations. From July 1995 to August 2000, Mr. Hallman served as Vice President, Finance and Treasurer at Highlands Insurance Group, where he was responsible for financial reporting, treasury, planning and office services. Mr. Hallman has over 20 years of experience in the insurance industry.

Robert B. Joyner, 62 Senior Vice President, Marketing	Mr. Joyner joined the Company in March 1971 as an agent. He has held several positions of increasing responsibility within the Company’s marketing operations, including service as Senior Vice President, Marketing effective September 2001. Mr. Joyner has over 35 years of experience in the insurance industry.

Ann M. Caparrós, 53 General Counsel, Chief Compliance Officer and Corporate Secretary	Ms. Caparrós joined the Company in March 1994 as Vice President, General Counsel and Corporate Secretary. In October 2000, she also assumed responsibility as Chief Compliance Officer. Ms. Caparrós has over 25 years of experience in the insurance industry.

BOARD OF DIRECTORS AND COMMITTEES

There were eight members on the Board as of March 27, 2006. The Board met six times during 2005. No Director of the Company attended fewer than 75% of the Board meetings and the committee meetings to which he or she was appointed and served during 2005. The Chairman of the Board presides over all executive sessions of the Board, including executive sessions of non-management directors, and may be contacted as described in the section “Communications with Directors” or as detailed at www.horacemann.com under “Investor Relations—Corporate Governance”.

The Company’s Corporate Governance Principles require that the Board consist of a majority of directors who meet the criteria for independence required by the NYSE, as set forth in the NYSE’s Rule 303A.02. Based on the independence requirements of the NYSE and after reviewing any relationships between the Directors and the Company or its management (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or its management) that could impair, or appear to impair, the Director’s ability to make independent judgments, the Board determined that none of its non-management Directors have a material relationship with the Company, and therefore all of these Directors are independent. The non-management Directors are Mr. Abbott, Dr. Futrell, Mr. Hasenmiller, Mr. Melone, Mr. Morby, Mr. O’Malley and Mr. Parker.

Committees of the Board

The standing committees of the Board consist of the Executive Committee, Compensation Committee, Nominating & Governance Committee, Investment & Finance Committee and Audit Committee. Each standing committee is governed by a charter which defines its role and responsibilities and which is available on the Company’s website at www.horacemann.com, under “Investor Relations—Corporate Governance”. A printed copy may be obtained by Shareholders upon request, addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001.

The Executive Committee exercises certain powers of the Board during intervals between meetings of the Board and, as requested by the Chief Executive Officer, acts as a sounding board for discussing strategic and operating issues between meetings of the Board. The current members of the Committee are Mr. Melone (Chairman), Mr. Abbott, Mr. Lower, Mr. O’Malley and Mr. Parker. The Executive Committee did not meet during 2005.

The Compensation Committee reviews, approves and recommends the compensation of Officers and Directors of the Company. The current members of the Committee are Mr. Abbott (Chairman), Dr. Futrell and Mr. Melone. The Compensation Committee met five times during 2005. Each of the Committee members is independent under the standards of the NYSE.

The Nominating & Governance Committee oversees succession planning and executive continuity issues relating to the senior management of the Company, including the Chief Executive Officer, and also recommends director nominees to the Board. The Nominating & Governance Committee will consider director nominees recommended by Shareholders. Nominations may be submitted in writing to Ann M. Caparrós, Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001 not later than December 31, 2006 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and proxy relating to the 2007 annual meeting of Shareholders. There are no differences in the evaluation of nominees recommended by Shareholders. The Committee evaluates possible nominees to the Board on the basis of the factors it deems relevant, including the following:

•	high standards of personal character, conduct and integrity;

•	an understanding of the interests of the Company’s Shareholders, customers, employees, suppliers, communities and the general public;

•	the intention and ability to act in the interest of all Shareholders;

•	a position of leadership and substantial accomplishment in his or her field of endeavor, which may include business, government or academia;

•	the ability to understand and exercise sound judgment on issues related to the goals of the Company;

•	a willingness and ability to devote the time and effort required to serve effectively on the Board, including preparation for and attendance at Board and committee meetings;

•	the absence of interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, and the absence of any significant business relationship with the Company except for the employment relationship of an inside director; and

•	the needs of the Board, including diversity, age, skills and experience.

The Nominating & Governance Committee also develops and recommends to the Board corporate governance principles applicable to the Company. The current members of the Committee are Mr. Melone (Chairman), Mr. Abbott, Dr. Futrell and Mr. O’Malley. The Nominating & Governance Committee met four times during 2005. Each of the Committee members is independent under the standards of the NYSE.

The Investment & Finance Committee approves investment strategies, monitors the performance of investments made on behalf of the Company and its subsidiaries and oversees issues and decisions relating to the Company’s capital structure. The current members of the Committee are Mr. Parker (Chairman), Mr. Hasenmiller, Mr. Lower and Mr. Morby. The Investment & Finance Committee met four times during 2005.

The Audit Committee oversees the accounting and financial reporting process, audits of the financial statements and internal operating controls of the Company. It meets with both the Company’s management and the Company’s independent registered public accounting firm. The current members of the Committee are Mr. O’Malley (Chairman), Mr. Hasenmiller, Mr. Morby and Mr. Parker. The Audit Committee met 14 times during 2005. The Board has determined that Mr. O’Malley is a financial expert. In addition, each of the Committee members is independent under the standards of the NYSE.

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors acting under a written charter, which is provided as Appendix A to this Proxy Statement. The Audit Committee is composed of four Directors, each of whom is independent as defined by the NYSE listing standards. Management has the primary responsibility for the Company’s financial statements and its reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company’s Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee has discussed with our independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management, taking into account the potential effect of any non-audit services provided by the independent registered public accounting firm.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held 14 meetings during fiscal year 2005.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee approved the selection of KPMG LLP as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE

SHAUN F. O’MALLEY, Chairman

STEPHEN J. HASENMILLER, JEFFREY L. MORBY and CHARLES A. PARKER, Members

Director Compensation

In 2005, the Company implemented a new Director’s Compensation program for non-employee Directors as shown in the table below.

Compensation Element	Non-Employee Director Compensation Program –Amount
Annual Retainer	$25,000 ($75,000 for Board Chairman)

Committee Chair Retainer	$4,000 per committee ($7,500 for Audit Committee Chair)

Share-based Compensation	• Initial grant of 2,000 restricted stock units upon joining the Board with a one-year vesting period(1) • Annual grant of 2,000 restricted stock units with a one-year vesting period

Board Meeting Fee	$1,500 (in-person or telephonic attendance)

Committee Meeting Fee	$1,000 per meeting ($1,500 for Audit Committee members; $2,500 for Audit Committee Chair)

Deferred Fees Match	Directors electing to defer cash compensation into common stock equivalent units receive a 25% match in additional common stock equivalent units.

(1)	Non-employee Directors received 2,000 restricted stock units in May 2005 for their pre-2005 service on the Board in addition to the annual grant of 2,000 restricted stock units.

Non-employee Directors are required to hold shares of Common Stock in Horace Mann Educators Corporation (“HMEC”) equal to two times the annual cash retainer. Until non-employee Directors meet this ownership requirement, they must retain all common stock equivalent units and restricted stock units granted as share-based compensation (net of taxes). All non-employee Directors have met the guidelines with the exception of Mr. Hasenmiller, who became a Board member in September 2004 and has five years to meet this requirement.

Employee Directors do not receive compensation for serving on the Board and are subject to separate stock ownership guidelines (see “Executive Compensation—Report of Executive Compensation of the Compensation Committee of the Board of Directors—Stock Ownership Guidelines”).

Communications with Directors

The Company has established various processes to facilitate Shareholder communications with the Board. Communications to non-employee Directors as a group or to the presiding Director individually may be submitted via regular mail addressed to the Board of Directors, c/o General Counsel, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. Additionally, communications may be e-mailed to the Board of Directors, c/o the General Counsel, at hmecbofd@horacemann.com. The members of the Board are expected to be present at the Annual Meeting. The following members of the Board attended last year’s annual meeting of Shareholders: Mr. Abbott, Dr. Futrell, Mr. Hasenmiller, Mr. Lower, Mr. Melone, Mr. Morby, Mr. O’Malley and Mr. Parker.

SPECIAL ADVISORY BOARD

The Company maintains a special advisory board composed of leaders of education associations. The Company meets with the special advisory board on a regular basis. The education association leaders serving on the special advisory board receive a fee of $200 plus expenses for each special advisory board meeting attended. The special advisory board met one time in 2005.

CODE OF ETHICS, CODE OF CONDUCT AND CORPORATE GOVERNANCE PRINCIPLES

The Company has adopted a Code of Ethics and a Code of Conduct applicable to all employees, including the Chief Executive Officer, Chief Financial Officer, Controller and Directors (in their capacity as Directors of the Company). The Company has also adopted Corporate Governance Principles. The Codes and Principles are available on the Company’s website at www.horacemann.com, under “Investor Relations—Corporate Governance”. A printed copy may be obtained by Shareholders upon written request, addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding beneficial ownership of shares of Common Stock by each person who is known by the Company to own beneficially more than 5% of the issued and outstanding shares of Common Stock, and by each of the Company’s Directors, the Company’s CEO and the other four highest compensated Executive Officers (collectively the “Named Executive Officers”) and by all Directors and Executive Officers of the Company as a group. Information in the table is as of March 27, 2006, except that the number of shares of Common Stock beneficially owned by the 5% beneficial owners is as of December 31, 2005 based on information reported by such persons to the Securities and Exchange Commission. Except as otherwise indicated, to the Company’s knowledge all shares of Common Stock are beneficially owned and investment and voting power is held solely by the persons named as owners.

Title of Class	Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Security Ownership of 5% Beneficial Owners
Common Stock	Ariel Capital Management, LLC(1)	9,194,230	21.4%
Common Stock	Dimensional Fund Advisors Inc.(2)	3,361,162	7.8%
Common Stock	LSV Asset Management(3)	2,240,890	5.2%

Security Ownership of Directors and Executive Officers
Common Stock	William W. Abbott(4)	55,364	*
Common Stock	Mary H. Futrell(5)	23,686	*
Common Stock	Stephen J. Hasenmiller(6)	6,900	*
Common Stock	Louis G. Lower II(7)	1,105,126	2.5%
Common Stock	Joseph J. Melone(8)	69,460	*
Common Stock	Jeffrey L. Morby(9)	49,580	*
Common Stock	Shaun F. O’Malley(10)	53,098	*
Common Stock	Charles A. Parker(11)	44,954	*
Common Stock	Peter H. Heckman(12)	406,198	*
Common Stock	Douglas W. Reynolds(13)	238,657	*
Common Stock	Robert B. Joyner(14)	82,425	*
Common Stock	Frank D’Ambra III(15)	20,338	*
Common Stock	All Directors and Executive Officers as a group (16 persons)(16)	2,454,983	5.4%

*	Less than 1%
(1)	Ariel Capital Management, LLC (“Ariel”) has a principal place of business at 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601 and is an investment adviser registered under section 203 of the Investment Advisers Act of 1940. All securities reported are owned by investment advisory clients of Ariel, who have the right to dividends and proceeds of any sale of the subject security. Ariel Fund, a series of Ariel Investment Trust, a registered investment company, owns more than 5% of the subject security. The foregoing is based on Amendment No. 10 to Schedule 13G filed by Ariel in February 2006.
(2)	Dimensional Fund Advisors Inc. (“Dimensional”) has a principal place of business at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401 and is an investment adviser registered under section 203 of the Investment Advisers Act of 1940. Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. Dimensional possesses investment and/or voting power over the subject securities that are owned by the Funds and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The foregoing is based on Amendment No. 1 to Schedule 13G filed by Dimensional in February 2006.
(3)

LSV Asset Management (“LSV”) has a principal place of business at 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606 and is an investment adviser registered under section 203 of the Investment Advisers Act of 1940. All securities reported are owned by investment advisory clients of LSV, no one of which to the knowledge of LSV owns more than 5% of the class. The foregoing is based on the Schedule 13G filed by LSV in February 2006.

(4)	Includes 30,864 common stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Also includes options to purchase 17,400 shares of Common Stock that are currently exercisable.
(5)	Includes 10,686 common stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Also includes options to purchase 13,000 shares of Common Stock that are currently exercisable.
(6)	Consists entirely of 6,900 common stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors.
(7)	Includes options to purchase 1,029,325 shares of Common Stock that are currently exercisable and 56,412 common stock equivalent units held under the Deferred Compensation Plan for Employees. Also includes 9,389 shares of Common Stock that are invested in the Horace Mann Stock Fund of the Horace Mann Supplemental Retirement and Savings Plan (the “401(k) Plan”).
(8)	Includes 46,460 common stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Also includes options to purchase 21,000 shares of Common Stock that are currently exercisable.
(9)	Includes 32,180 common stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Also includes options to purchase 17,400 shares of Common Stock that are currently exercisable.
(10)	Includes 35,298 common stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Also includes options to purchase 17,400 shares of Common Stock that are currently exercisable.
(11)	Includes 27,554 common stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Also includes options to purchase 17,400 shares of Common Stock that are currently exercisable.
(12)	Includes options to purchase 383,325 shares of Common Stock that are currently exercisable. Also includes 22,873 common stock equivalent units held under the Deferred Compensation Plan for Employees.
(13)	Includes options to purchase 222,000 shares of Common Stock that are currently exercisable and 12,492 common stock equivalent units held under the Deferred Compensation Plan for Employees. Also includes 1,166 shares of Common Stock that are invested in the Horace Mann Stock Fund of the 401(k) Plan.
(14)	Includes options to purchase 76,213 shares of Common Stock that are currently exercisable. Also includes 5,332 common stock equivalent units held under the Deferred Compensation Plan for Employees.
(15)	Consists entirely of options to purchase 20,338 shares of Common Stock that are currently exercisable.
(16)	Includes options for the group of Directors and Executive Officers to purchase 2,109,115 shares of Common Stock that are currently exercisable. Also includes 189,942 common stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors, 119,555 common stock equivalent units pursuant to the Deferred Compensation Plan for Employees and 11,576 shares of Common Stock that are invested in the Horace Mann Stock Fund of the 401(k) Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company has established procedures by which Executive Officers and Directors provide relevant information regarding transactions in Common Stock to a Company representative and the Company prepares and files the required ownership reports. Based on a review of those reports and other written representations, the Company believes that, with the following exceptions, there was full compliance with the reporting requirements under Section 16(a). In March 2005, the Executive Officers, with the exception of Mr. D’Ambra, acquired common stock equivalent units pursuant to the deferred compensation program, which were reported but not on a timely basis.

Related Party Transactions

The Company does not have any contracts or other transactions with related parties that are required to be reported under the applicable securities laws and regulations.

Ariel Capital Management, Inc., the Company’s largest shareholder with 21.4% of the issued and outstanding shares of Common Stock as of December 31, 2005, is the investment adviser for two of the mutual funds offered to the Company’s annuity customers. In addition, T. Rowe Price Associates, Inc., the Company’s fourth largest shareholder with 4.7% of the issued and outstanding shares of Common Stock as of December 31, 2005, is the investment adviser for three of the mutual funds offered to the Company’s annuity customers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all reportable compensation awarded to, earned by, or paid to the Company’s Chief Executive Officer and the other four most highly compensated Executive Officers (the “Named Executive Officers”).

		Annual Compensation		Long-Term Incentives
Name And Principal Position	Year	Salary ($)	Bonus ($)	Cash Incentive ($)(1)	Restricted Stock Units ($)(2)	Stock Options (#)	LTIP Payouts ($)	All Other Compensation ($)(3)
Louis G. Lower II President and Chief Executive Officer	2005 2004 2003	630,006 570,000 600,000	482,635 558,900 195,624	876,040 0 0	553,404 0 0	117,300 0 0	0 2,130,000 0	16,949 16,475 16,064

Peter H. Heckman Executive Vice President and Chief Financial Officer	2005 2004 2003	366,000 342,000 348,381	299,590 219,020 89,673	398,200 0 0	251,410 0 0	53,300 0 0	0 810,000 0	16,949 16,475 16,064

Douglas W. Reynolds Executive Vice President— Property & Casualty and Information Technology	2005 2004 2003	342,252 308,757 318,756	229,035 288,655 76,163	358,380 0 0	226,496 0 0	48,000 0 0	0 600,000 0	16,928 16,464 16,053

Robert B. Joyner Senior Vice President—Marketing	2005 2004 2003	190,425 183,838 162,000	81,776 228,755 38,893	199,100 0 0	126,084 0 0	26,650 0 0	0 225,000 0	19,469 18,810 16,626

Frank D’Ambra III(4) Senior Vice President—Life & Annuity	2005	197,087	105,484	159,280	100,412	21,350	0	51,449

(1)	Represents performance-based cash incentives earned but not yet paid under the Long-term Incentive Plan with respect to 2005 performance (as described in the Compensation Committee Report). The cash incentives for each of Mr. Heckman, Mr. Reynolds and Mr. D’Ambra will be paid in the first quarter of 2007 subject to the continued employment of such officer. The cash incentives for Mr. Lower and Mr. Joyner are fully vested because they have met the qualifications for retirement eligibility and will be paid in the first quarter of 2007.
(2)	Represents performance-based Long-term Incentive Plan restricted stock units earned but not yet vested with respect to 2005 performance (as described in the Compensation Committee Report) valued at the December 31, 2005 Common Stock closing price of $18.96. These units are subject to a three-year vesting period starting from December 31, 2005. Restricted stock units accrue dividend equivalents at the same rate as dividends paid to Shareholders. Dividend equivalents are reinvested into restricted stock units.

(3)	All Other Compensation details:

Name	Year	Company Contribution to 401(k) Plan	Company Contribution to Money Purchase Pension Plan	Company Contribution to Group Term Life Insurance Premiums	Relocation Expenses
Louis G. Lower II	2005	$6,300	$10,500	$149	$0
	2004	6,150	10,250	75	0
	2003	6,000	10,000	64	0

Peter H. Heckman	2005	6,300	10,500	149	0
	2004	6,150	10,250	75	0
	2003	6,000	10,000	64	0

Douglas W. Reynolds	2005	6,300	10,500	128	0
	2004	6,150	10,250	64	0
	2003	6,000	10,000	53	0

Robert B. Joyner	2005	5,713	13,330	426	0
	2004	5,515	12,869	426	0
	2003	4,860	11,340	426	0

Frank D’Ambra III	2005	5,913	0	78	45,458

(4)	2005 bonus for Mr. D’Ambra includes a signing bonus of $50,000. Mr. D’Ambra joined the Company in February 2005.

Option/SAR Grants in Last Fiscal Year

The following table sets forth information concerning stock option grants in 2005 to each of the Named Executive Officers. No stock appreciation rights were granted.

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options		Percent of Total Options Granted to Employees in		Exercise or Base Price	Expiration
Name	Granted (#)		Fiscal Year		($/Sh)	Date	5% ($)	10% ($)
Louis G. Lower II	117,300	(2)	21.1%		18.76	03/09/12	897,345	2,087,940
Peter H. Heckman	53,300	(2)	9.6%		18.76	03/09/12	407,745	948,740
Douglas W. Reynolds	48,000	(2)	8.6%		18.76	03/09/12	367,200	854,400
Robert B. Joyner	26,650	(2)	4.8%		18.76	03/09/12	203,873	474,370
Frank D’Ambra III	21,350 30,000	(2) (3)	3.8 5.4	% %	18.76 19.04	03/09/12 03/08/15	163,328 359,700	380,030 909,900

(1)	There can be no assurance provided to any executive officer or any other holder of HMEC’s securities that the actual stock price appreciation over the applicable 7-year and 10-year option terms will be the assumed 5% and 10% compounded annual rates or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.
(2)	The options vest as to 25% of the underlying shares of Common Stock one year after grant, with an additional 25% vesting each additional year after grant. The option term for this grant is seven years.
(3)	The options for 25% of the underlying shares of Common Stock were vested at grant, with an additional 25% vesting each year after grant. The option term for this grant is 10 years.

Aggregated Fiscal Year-End Option Values

The following table sets forth information concerning the number of securities underlying unexercised options held by the Named Executive Officers as of December 31, 2005.

	Number of Securities Underlying Unexercised Options at Year End (#)		Value of Unexercised In-the-Money Options at Year End ($)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Louis G. Lower II	1,000,000	117,300	790,000	23,460
Peter H. Heckman	370,000	53,300	576,600	10,660
Douglas W. Reynolds	210,000	48,000	0	9,600
Robert B. Joyner	69,550	26,650	15,090	5,330
Frank D’Ambra III	7,500	43,850	0	4,270

Long-term Incentive Plans—Award Opportunities Established in Last Fiscal Year

The following table sets forth information concerning long-term incentive performance-based award opportunities established in 2005, excluding stock options as disclosed in the Option/SAR Grants in Last Fiscal Year table, to each of the Named Executive Officers.

Name	Performance or Other Period Until Maturation or Payout	Nature of Award	Estimated Future Payouts Under Non-Stock Price-Based Plans(1)(2)
			Threshold	Target	Maximum
Louis G. Lower II	2005-2006	Cash Incentives ($)	550,000	1,100,000	2,200,000
		Restricted Stock Units (#)	18,325	36,650	73,300
Peter H. Heckman	2005-2006	Cash Incentives ($)	250,000	500,000	1,000,000
		Restricted Stock Units (#)	8,325	16,650	33,300
Douglas W. Reynolds	2005-2006	Cash Incentives ($)	225,000	450,000	900,000
		Restricted Stock Units (#)	7,500	15,000	30,000
Robert B. Joyner	2005-2006	Cash Incentives ($)	125,000	250,000	500,000
		Restricted Stock Units (#)	4,175	8,350	16,700
Frank D’Ambra III	2005-2006	Cash Incentives ($)	100,000	200,000	400,000
		Restricted Stock Units (#)	3,325	6,650	13,300

(1)	One-half of the threshold, target and maximum amounts were eligible to be earned for 2005 performance; one-half of the threshold, target and maximum amounts are eligible to be earned for 2006 performance.
(2)	Long-term performance awards are comprised of performance-based restricted stock units and cash incentives, which are earned over two one-year performance periods. For the 2005 performance period, awards were earned based upon the achievement of goals related to:

•	earnings;

•	return on equity;

•	growth in the number of agents; and

•	growth in the number of auto new business units.

The dollar values of these awards (which were earned at 159.3% of target) are disclosed in the “Cash Incentive” and “Restricted Stock Units” columns of the Summary Compensation Table. The cash incentives for the 2005 performance period for each of Mr. Heckman, Mr. Reynolds and Mr. D’Ambra will be payable in the first quarter of 2007 subject to the continued employment of such officer. The cash incentives for the 2005 performance period for Mr. Lower and Mr. Joyner are fully vested because they have met the qualifications for retirement eligibility and will be paid in the first quarter of 2007. The restricted stock units for the 2005 performance period are subject to a three-year vesting period starting from December 31, 2005. The restricted stock units are also subject to holding requirements until certain stock ownership guidelines are met.

For the 2006 performance period, awards can be earned based upon the achievement of goals related to:

•	total shareholder return relative to a peer group of insurance companies;

•	growth in the number of agents; and

•	growth in the number of auto new business units.

The restricted stock units for the 2006 performance period are subject to a three-year vesting period starting from the end of the 2006 performance period. The cash incentive awards for the 2006 performance period will be paid in the first quarter of 2007.

Pension and Excess Pension Plans

The following pension table illustrates the total benefits available under the defined benefit pension plans, which were frozen on April 1, 2002.

Years of Covered Service(1)

Covered Remuneration ($)	20	25	30
200,000	64,000	80,000	96,000
250,000	80,000	100,000	120,000
300,000	96,000	120,000	144,000
400,000	128,000	160,000	192,000
500,000	160,000	200,000	240,000

(1)	Represents the maximum combined benefits payable from all qualified and nonqualified defined benefit pension plans. As of April 1, 2002, all qualified and non-qualified plans were frozen for purposes of eligible compensation and credited service. As of March 31, 2002, Mr. Joyner had 26 years of credited pension service. No other Named Executive Officer, including the CEO, is eligible to participate or is vested in the defined benefit pension plans.

Compensation for purposes of the defined benefit pension plans included only compensation earned while participating in the defined benefit pension plans. Participants only include those employees hired prior to January 1, 1999. Accruals for credited service and earnings ceased as of March 31, 2002. The CEO’s retirement benefits are not determined pursuant to the defined benefit pension plans described above and are described in the section “Agreements with Key Employees” below.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 regarding outstanding awards and shares remaining available for future issuance under the Company’s equity compensation plans (excluding 401(k) plans, ESOPs, and similar tax-qualified plans):

Equity Compensation Plans	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted-Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Plans approved by Shareholders
• Stock Incentive Plans(1)
Stock Options	4,529,050	$19.05
Restricted Stock Units(2)	236,781	—

Subtotal	4,765,831	—	1,734,505
• Deferred Compensation Plan for Directors(2)	191,521	—	334,111	(4)

Subtotal	4,957,352	—	2,068,616

Plans not approved by Shareholders
• Deferred Compensation Plan for Employees(2)(3)	0	—	146,218	(4)

Total	4,957,352	—	2,214,834

(1)	Includes the 1999 Horace Mann Educators Corporation Incentive Compensation Plan, the 2001 Horace Mann Educators Corporation Incentive Compensation Plan and the Amended and Restated 2002 Horace Mann Educators Corporation Incentive Compensation Plan.
(2)	No exercise price is associated with the shares of Common Stock issuable under these rights.
(3)	The only non-security holder approved equity plan of the Company is the Horace Mann Educators Corporation Deferred Compensation Plan for Employees (the “DCP”). The DCP permits participants in certain cash incentive programs to defer compensation in the form of common stock equivalent units, which can be settled in cash at the end of the specified deferral period. For purposes of the DCP, common stock equivalent units are valued at 100% of the fair market value of Common Stock on the date of crediting to the participant’s deferral account. Approximately 36 senior executives of the Company are currently eligible to participate in the DCP. The DCP does not reserve a specific number of shares for delivery in settlement of common stock equivalent units but instead provides that shares will be available to the extent needed for such settlements. Further information on the DCP appears in the section “Report on Executive Compensation of the Compensation Committee of the Board of Directors—Deferred Compensation Plan” below.
(4)	As of December 31, 2005, the shares of Common Stock available for issuance were valued at $18.96 per share.

Agreements with Key Employees

Effective February 1, 2000, the Company entered into an employment agreement with Mr. Lower employing him as the Company’s President and Chief Executive Officer. That agreement is an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The term of that agreement expired on December 31, 2000 but is subject to an annual evergreen renewal which extends the agreement an additional year on each September 1, so long as neither Mr. Lower nor the Company, prior to September 1, has notified the other that the agreement will not so extend. Its current expiry date is December 31, 2006. The agreement provides for an annual salary of not less than $500,004 and for Mr. Lower to participate in the Company’s short- and long-term bonus plans. Mr. Lower received a stock grant of 10,000 shares of Common Stock and options to purchase a total of 750,000 shares of Common Stock, which have vested. The Company also agreed to pay annual retirement benefits of $180,000 to Mr. Lower during his lifetime. The agreement contains provisions relating to Mr. Lower’s death, disability or other termination of his employment. In addition, the agreement provides that if, within three years after a Change of Control of the Company, as defined therein, Mr. Lower’s employment with the Company is actually or constructively terminated, Mr. Lower will be paid a lump-sum cash amount equal to the sum of (i) three times the greater of his highest annual cash compensation from the Company or $1,200,000 and (ii) the actuarially determined present value of Mr. Lower’s retirement benefits calculated as if he had been employed by the Company until the date which is three years after the Change in Control. Mr. Lower’s insurance benefits are also continued for three years and there is an excise tax gross-up provision payment sufficient to negate any effect on him of excise and related taxes attributable to the benefits received under the agreement.

The Company entered into a letter of employment with Mr. Heckman, Executive Vice President & Chief Financial Officer, effective April 10, 2000. That agreement is an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. Mr. Heckman received a grant of options to purchase a total of 250,000 shares of Common Stock, which have vested.

The Company entered into a letter of employment with Mr. Reynolds, Executive Vice President, Property & Casualty and Information Technology, effective November 12, 2001. That agreement is an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. Mr. Reynolds received a grant of options to purchase a total of 150,000 shares of Common Stock, which have vested.

The Company entered into a letter of employment with Mr. D’Ambra, Senior Vice President, Life & Annuity, effective February 1, 2005. That agreement is an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Mr. D’Ambra received a signing bonus of $50,000 and a grant of options to purchase a total of 30,000 shares of Common Stock, of which options to purchase 15,000 shares of Common Stock have vested and options to purchase 7,500 shares of Common Stock will vest on the second and third anniversary of the grant date.

In addition, the Company has entered into agreements with certain key employees, including Mr. Heckman, Mr. Reynolds and Mr. D’Ambra, which provide that if, within three years (two years in the case of Mr. D’Ambra) after a Change in Control of the Company, as defined therein, the employee’s employment with the Company is terminated by the Company without cause or by the employee due to a Constructive Termination, as defined therein, the employee will receive (i) a one-time cash payment, (ii) continued insurance coverage for a specified period, (iii) the present value of such employee’s accrued benefits as of the date of termination under the Company’s nonqualified supplemental pension plan(s) (which amount will be offset against any amount payable under such plan) and (iv) an excise tax gross-up provision payment sufficient to negate the effect on such employee of excise and related taxes attributable to the benefits received by the employee under the agreement. For Mr. Heckman and Mr. Reynolds, the one-time cash payment would be equal to 2.9 times the highest annual cash compensation (salary and bonus) received by the employee in the five preceding years and the specified period during which such employee’s insurance benefits would continue is two (2) years, 11 months. For Mr. D’Ambra, the one-time cash payment would be equal to 1.5 times the sum of his then current annual base salary and the average of the annual cash bonus paid to him in the three preceding years and the specified period during which his insurance benefits would continue is one (1) year, six (6) months.

Report on Executive Compensation of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors (the “Committee”) designs, implements and administers the Company’s compensation program for Executive Officers, including those named in the Summary Compensation Table. All members of the Committee are independent. The Committee determines all the components of the compensation of the Chief Executive Officer and, in consultation with the CEO, determines the compensation of the remaining Executive Officers and approves and oversees programs applicable to broader groups of management employees. The Committee retains an independent compensation consultant to advise it on compensation practices and conduct research on its behalf. The Committee meets regularly in executive session, either alone or with its independent consultant.

Compensation Policies and Practices. The Company’s compensation policies and practices are designed to support the Company’s business strategy by:

•	Driving the Company’s pay for performance culture

•	Providing incentives to deliver sustainable financial results

•	Aligning the interests of executives with those of Shareholders

•	Enhancing the ability to attract and retain superior executive talent

Compensation program components include:

•	Base salary;

•	Annual cash incentive; and

•	Longer term incentives, including performance-based cash and stock components, which may be subject to performance-based and/or time-based vesting requirements.

In making compensation decisions with respect to each of these components, the Committee considers the competitive market for executives and compensation levels provided by comparable companies. The Committee regularly uses industry specific compensation surveys that represent competitive opportunities at comparable companies and works with recruiting and compensation consultants. The Committee targets compensation around the median of the competitive market while providing the opportunity for significant additional compensation if warranted by performance. In addition to external competitive factors, the Committee considers internal factors in setting compensation levels, including the individual’s contribution, level of responsibility and internal equity.

The Company’s policies with respect to each of the three key components identified above, as well as other elements of compensation, are set forth below, followed by a discussion of the specific factors considered in determining key elements of fiscal year 2005 executive compensation, including compensation for the Named Executive Officers.

Salary. The Committee seeks to pay salaries that approximate median industry salaries for officers of similar companies in like positions. However, in recruiting new candidates to become Executive Officers, it is sometimes necessary to exceed these guidelines to attract qualified candidates.

Once an Executive Officer’s salary is determined, it is generally reviewed every 15 to 18 months. In that review, the Committee considers where the Executive Officer’s salary stands compared to the salaries of officers of similar companies in like positions and the Executive Officer’s performance of his duties, including the accomplishment of key corporate financial goals, managing personnel and meeting the Company’s ethical standards.

In 2004, several Named Executive Officers voluntarily reduced their salaries by 5% to manage overall costs. Effective January 1, 2005, the Named Executive Officers’ salaries were returned to their pre-2004 levels. In addition, the salaries for the Named Executive Officers were increased during 2005 in accordance with the Company’s regular salary review program as follows:

•	On January 1, 2005, the President and Chief Executive Officer’s salary was increased from $570,000 to its pre-2004 level of $600,000 and, in April, further increased from $600,000 to $640,008;

•	On January 1, 2005, the Executive Vice President & Chief Financial Officer’s salary was increased from $342,000 to its pre-2004 level of $360,000 and, in October, further increased from $360,000 to $384,000;

•	On January 1, 2005, the Executive Vice President—Property & Casualty and Information Technology’s salary was increased from $308,750 to its pre-2004 level of $325,000 and, in April, further increased from $325,008 to $348,000;

•	In December 2005, the Senior Vice President—Marketing’s salary was increased from $190,000 to $200,004; and

•	In February 2005, the Senior Vice President—Life & Annuity joined the Company at a salary of $215,004.

Annual Cash Incentives. Executive Officers’ and other key employees’ annual cash incentive award typically consists of two components: one based on corporate performance and one based on performance of the unit for which the Executive Officer or key employee is responsible. The CEO’s award is based solely on corporate performance. Target annual incentive opportunities for the Named Executive Officers range from 30% - 50% of base salary with the exception of the CEO, whose target opportunity is 60%. Maximum opportunities are set at 200% of target.

In March 2005, the Committee established corporate performance goals for 2005 bonuses based upon measures related to:

•	net income per share excluding realized investment gains and losses; and

•	insurance revenues (premiums) and sales.

Goals for the business units were based on factors considered most relevant to the specific unit. They included, but were not limited to, profitability, sales and agent staffing.

After the end of the 2005 fiscal year, the Committee determined that corporate performance was achieved at 127.7% of target. Business unit performance achievement (including the corporate component) ranged between 93.8% and 153.8% of target. As a result, the Committee certified the bonus amounts set forth in the Summary Compensation Table.

Long-Term Incentives. In 2005, the Company implemented a new long-term incentive program to focus participants on achieving key operating objectives and creating shareholder value. All Executive Officers as well as other key employees are eligible to participate. The new program consists of Fair Market Value Stock Options, Performance-Based Restricted Stock Units and Performance-Based Cash Incentives weighted as follows:

•	25% Fair Market Value Stock Options;

•	25% Performance-Based Restricted Stock Units; and

•	50% Performance-Based Cash Incentives.

Two years worth of award opportunities were granted in 2005. Additional long-term incentive awards are not expected to be made for the 2006 performance period.

Stock Options under the Long-Term Incentive Program. The Stock Options vest ratably over a four-year period and have a seven-year term. The number of Stock Options awarded to the CEO and the other Named Executive Officers in 2005 for the two year period is set forth in the Summary Compensation Table.

Performance-Based Restricted Stock Units under the Long-Term Incentive Program. Target opportunities for each of the 2005 and 2006 performance periods for the Named Executive Officers, as set forth in the Long-Term Incentive Plans—Award Opportunities Established in Last Fiscal Year table, ranged from approximately 22.5% - 35% of base salary cumulated for the two-year period, with the exception of the CEO, whose target opportunity is approximately 45%. Maximum opportunities were set at 200% of target.

For 2005, restricted stock units were earned based upon the achievement of corporate goals related to the following:

•	earnings;

•	return on equity;

•	growth in the number of agents; and

•	growth in the number of auto new business units.

For 2006, restricted stock units can be earned based upon the achievement of corporate goals related to the following:

•	total shareholder return relative to a peer group of insurance companies;

•	growth in the number of agents; and

•	growth in the number of auto new business units.

The Committee determined that 2005 performance was achieved at 159.3% of target. The value of the restricted stock units earned by the CEO and the other Named Executive Officers are set forth in the Summary Compensation Table. These restricted stock units are subject to a three-year vesting period from the end of the performance period. In addition, these restricted stock units are subject to holding requirements until certain stock ownership guidelines (described below) are met.

Performance-Based Cash Incentives under the Long-Term Incentive Program. Target opportunities for each of the 2005 and 2006 performance periods for the Named Executive Officers, as set forth in the Long-Term Incentive Plan—Award Opportunities Established in Last Fiscal Year table, ranged from approximately 45% to 70% of base salary, with the exception of the CEO, whose target opportunity is approximately 90%. Maximum opportunities were set at 200% of target. The cash incentive awards are payable in the first quarter of 2007 and, in the case of cash incentive awards for the 2005 performance period, are subject to a one-year vesting period, which vesting period is waived for officers that have met the qualifications for retirement eligibility.

In 2005, the Committee established Performance-Based Cash Incentives for 2005 and 2006 using the same performance criteria as for the restricted stock units described above. As with the restricted stock units, the Committee determined that 2005 performance was achieved at 159.3% of target. The value of the Performance-Based Cash Incentives earned by the CEO and the other Named Executive Officers is set forth in the Summary Compensation Table. An additional one year of vesting is required before the award is paid. In addition, participants are required to defer one-third of their cash payment into Horace Mann common stock units until their stock ownership guidelines (discussed below) are met.

Deferred Compensation Plan. The Company maintains a deferred compensation plan which allows key management employees to defer all or part of their long-term cash incentives and vested restricted stock units into deferred common stock equivalent units that track the performance of the Company’s Common Stock. Common stock equivalent units accrue dividends at the same rate as dividends paid to Shareholders. These dividend equivalents are reinvested into common stock equivalent units.

Perquisites and Other Benefits. The Company does not offer perquisites or executive benefits that exceed $10,000 annually in the aggregate. The Company does offer select key executives membership to a private dining club, as well as airline clubs (lounge facilities).

Employment and Change in Control Agreements. The Company has employment agreements with select key executives which are described in the section “Agreements with Key Employees”. These agreements provide severance protection in change in control and non-change in control situations.

Stock Ownership Guidelines. The Committee has established stock ownership guidelines that require Executive Officers to hold HMEC shares as follows:

Executive Level	Percentage of Base Salary Required to Be Held
President & CEO	500%
Other Named Executive Officers	300%
Other Senior Executives	200% - 300%
Other Executives	100%

The ownership may be achieved by direct ownership or beneficial ownership through a spouse or child. Executives receive credit for restricted stock units, deferred common stock units and shares held in the HMEC Common Stock Investment vehicle in the Company’s 401(k) plan.

As of December 31, 2005, the CEO held HMEC shares valued at 310% of his base salary. As of December 31, 2005, the remaining Named Executive Officers, Mr. Heckman, Mr. Reynolds, Mr. Joyner and Mr. D’Ambra, were at 178%, 155%, 122% and 47% of their base salary, respectively.

CEO Compensation. The CEO’s compensation for 2005 was determined in accordance with the principles discussed above and the following additional factors. Financial performance in 2005 was strong, with the Company exceeding its incentive program goals. The CEO played a central role in the Company’s achievement of substantial improvement in return on equity, earnings per share and book value growth. In addition, the CEO was instrumental in enhancing the company’s financial infrastructure through the issuance of senior debt securities, the execution of an expanded bank line of credit and the continued improvement in the quality of property and casualty new business and in force business, along with the introduction of a more sophisticated property and casualty pricing segmentation model.

Policy with Respect to the Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The annual and long-term incentive programs are designed to permit full deductibility and the Committee expects all 2005 compensation to be fully deductible. However, the Committee believes that Shareholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses.

COMPENSATION COMMITTEE

WILLIAM W. ABBOTT, Chairman

MARY H. FUTRELL and JOSEPH J. MELONE, Members

NOTE: The Report of the Audit Committee of the Board of Directors, the Report on Executive Compensation of the Compensation Committee of the Board of Directors and the Stock Price Performance Graph shall not be deemed to be incorporated by reference, in whole or in part, by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

STOCK PRICE PERFORMANCE GRAPH

The graph below compares cumulative total return* of Horace Mann Educators Corporation, the S&P 500 Insurance Index and the S&P 500 Index. The graph assumes $100 invested on December 31, 2000 in HMEC, the S&P 500 Insurance Index and the S&P 500 Index.

Horace Mann Educators Corporation Stock Price Performance

	12/00	12/01	12/02	12/03	12/04	12/05
HMEC	$100	$101	$75	$71	$98	$100
S&P 500 Insurance Index	$100	$88	$70	$84	$90	$103
S&P 500 Index	$100	$88	$69	$88	$98	$102

*The S&P 500 Index and the S&P 500 Insurance Index, as published by Standard and Poor’s Corporation (“S&P”), assume an annual reinvestment of dividends in calculating total return. Horace Mann Educators Corporation assumes reinvestment of dividends when paid.

OTHER MATTERS

Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Audit Committee to serve as the Company’s auditors for the year ending December 31, 2006 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2005. A representative from KPMG LLP is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement to Shareholders and is expected to be available to respond to appropriate questions from Shareholders.

Audit Fees

The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2005, the audit of the Company’s internal control over financial reporting as of December 31, 2005, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the year ended December 31, 2005 and services in connection with the Company’s statutory and regulatory filings for the year ended December 31, 2005 were $1,567,100. Fees in 2005 included $86,250 related to the Company’s issuance of its 6.05% Senior Notes due 2015. The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2004, the audit of the Company’s internal control over financial reporting as of December 31, 2004, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the year ended December 31, 2004 and services in connection with the Company’s statutory and regulatory filings for the year ended December 31, 2004 were $1,804,600.

Audit-Related Fees

The aggregate fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the audit and review of the Company’s financial statements for the years ended December 31, 2005 and 2004, exclusive of the fees disclosed under the section Audit Fees above, were $0 and $0, respectively.

Tax Fees

The aggregate fees billed for tax compliance, consulting and planning services rendered by KPMG LLP during the years ended December 31, 2005 and 2004 were $0 and $35,200, respectively. Through August 31, 2004, these fees were primarily for tax consulting services provided to the Company. As of September 1, 2004, tax compliance, consulting and planning services are provided by another independent registered public accounting firm.

All Other Fees

The aggregate fees billed for all other services, exclusive of the fees disclosed above relating to audit, audit-related and tax services, rendered by KPMG LLP during the years ended December 31, 2005 and 2004 were $0 and $0, respectively.

Consideration of Non-audit Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee approves in advance any significant audit and all non-audit engagements or services between the Company and the independent registered public accounting firm, other than “prohibited non-auditing services” as defined by regulatory authorities. The Audit Committee may delegate to one or more of its members the authority to approve in advance all significant audit and all non-audit services to be provided by the independent registered public accounting firm so long as it is presented to the full Audit Committee at the next regularly scheduled meeting. Pre-approval is not necessary for de minimis audit services as long as such is presented to the full Audit Committee at the next regularly scheduled meeting. The Audit Committee approved all of the above listed expenses. KPMG LLP did not provide any non-audit related services in 2005.

Copies of Annual Report on Form 10-K

The Company will furnish, without charge, a copy of its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission to each person solicited hereunder who mails a written request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois, 62715-0001. The Company also will furnish, upon request, a copy of all exhibits to the Annual Report on Form 10-K. In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and all amendments to those reports are available free of charge through the Company’s Internet website, www.horacemann.com, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the Securities and Exchange Commission (“SEC”). The EDGAR filings of such reports are also available at the SEC’s website, www.sec.gov.

Shareholder Proposals for 2007 Annual Meeting

Any proposals of Shareholders intended to be presented for inclusion in the Company’s Proxy Statement and Form of Proxy for the next annual meeting of Shareholders scheduled to be held in 2007 must be received in writing by Ann M. Caparrós, Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001 not later than January 2, 2007 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and Form of Proxy relating to the 2007 Annual Meeting. In the event that any proposal of a Shareholder is presented at the 2007 Annual Meeting other than in accordance with the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, proxies solicited by the Board for such meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which the Company does not have notice prior to February 26, 2007.

Shareholders are urged to complete, sign and date the accompanying proxy card and return it in the enclosed envelope, to which no postage need be affixed if mailed in the United States of America.

By order of the Board of Directors,

Ann M. Caparrós
Corporate Secretary

Springfield, Illinois

April 13, 2006

Again, we call your attention to the enclosed proxy card. PLEASE VOTE, DATE, SIGN AND RETURN IT PROMPTLY, regardless of whether you plan to attend the meeting.

Appendix A

HORACE MANN EDUCATORS CORPORATION

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Organization

This charter governs the operations of the Audit Committee (Committee). The Committee shall be appointed by the Board and shall comprise at least three directors. All Committee members shall be independent of management and the Company. Members of the Committee shall be considered independent if they have no material relationship with the Company and do not receive any consulting, advisory or other compensatory fees from the Company, other than for services in the member’s capacity as a member of the Board or the Committee. All Committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Committee, and at least one member of the Audit Committee shall have accounting or related financial management expertise and be considered a “financial expert” under applicable law.

Statement of Policy

The Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the shareholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication among the Committee, the independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power and funding to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the Committee is to prepare the report that the rules of the Securities and Exchange Commission require be included in the Company’s annual proxy statement and to assist the Board’s oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. The Committee shall also be directly responsible for the appointment, compensation and oversight of the Company’s independent auditors, including the resolution of disagreements between management and the auditor regarding financial reporting. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the Committee in carrying out its responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

The Committee shall:

1)	Review the annual audited financial statements with management and the independent auditor, including major issues regarding accounting and auditing principles and practices and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Review with management and the independent auditor the adequacy of internal controls.

2)	Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

3)	Review with management and the independent auditor the effect of regulatory and accounting changes.

4)	Generally discuss the type of information to be disclosed in earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

5)	Review with management and the independent auditor the Company’s quarterly financial statements (including the results of the independent auditors’ reviews of the quarterly financial statements and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to quarterly SEC filings.

6)	Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

7)	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

8)	Retain and terminate (subject, if applicable, to shareholder ratification) the Company’s independent auditors, which shall report directly to the Committee, on such terms as may be acceptable to the Committee, without the need to seek approval from the Board; provided that the Committee may seek input from management and the Board regarding the retention and termination of the Company’s independent auditors.

9)	Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor.

10)	Review the aggregate annual fees billed by the independent auditor for the most recently completed fiscal year for audit services and all other services performed by the independent auditor for the Company including audit-related services, and approve the fees to be paid to the independent auditor.

11)	Approve in advance any significant audit and all non-audit engagements or services between the corporation and the independent auditors, other than “prohibited non-auditing services” as defined by regulatory authorities. The Committee may delegate to one or more of its members the authority to approve in advance all significant audit and all non-audit services to be provided by the independent auditors so long as it is presented to the full Committee at a later time.

Pre-approval is not necessary for de minimis audit services as long as such is presented to the full Committee at the next regularly scheduled meeting.

12)	At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company. Based on this report and such other information as the Committee may deem appropriate, the Committee evaluates the qualifications, performance and independence, including whether to implement a regular rotation of the lead audit partner and/or the audit firm, of the independent auditors and take appropriate action. The Committee shall present its conclusions with respect to the independent auditor to the Board.

13)	Set clear hiring policies for employees or former employees of the independent auditors.

14)	Review the appointment and performance of the senior internal auditing executive.

15)	Meet with the senior internal auditing executive to review the annual audit plan, including staffing and budget.

16)	Review the significant reports to management prepared by the internal auditors and management’s responses.

17)	Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

18)	Discuss with the independent auditor the matters required to be discussed by all relevant Statements on Auditing Standards, including but not limited to Statement on Auditing Standard No. 61, relating to the conduct of the audit.

19)	Review with management and the independent auditor any correspondence with regulators or governmental agencies or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

20)	Establish and maintain procedures to receive, retain and respond to complaints and the confidential, anonymous submission by the Company’s employees of concerns regarding accounting, internal controls or other auditing matters.

21)	Review with the independent and internal auditors any problems or difficulties such auditors may have encountered and any resultant management or other letter provided by the auditors and the Company’s response to that letter. Such review should include:

a.	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreement with management.

b.	Any changes required in the planned scope of the audits.

c.	Any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or for other reason).

d.	A discussion of any communication between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement.

e.	Any “management” or “internal control” letters issued, or proposed to be issued, by the audit firm to the Company.

22)	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement and such other reports as may be required.

23)	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Ethics and Code of Conduct.

24)	Review and re-assess annually the Company’s Code of Ethics and Code of Conduct and recommend any proposed changes to the Board.

25)	Meet at least quarterly with the General Counsel and review any exceptions to the Company’s Code of Ethics and Code of Conduct.

26)	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

27)	At the Committee’s discretion, meet with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

28)	Meet at least four times annually with agendas for such meetings prepared or approved in advance by the Committee Chairperson.

29)	As appropriate, obtain advice and assistance from outside legal, accounting or other advisors, without the need to seek approval from the Board.

30)	Report regularly to the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the Company’s internal audit function.

31)	Review Committee charter at least annually and obtain Board of Directors approval.

32)	The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee including its members by reviewing the compliance of the Committee with this Charter. The Committee shall conduct such other evaluations and reviews in such manner as it deems appropriate or as required by applicable law or regulation.

Horace Mann Educators Corporation 1 Horace Mann Plaza Springfield, Illinois 62715-0001 217-789-2500 www.horacemann.com	HA-C00355 (Mar. 06)

HORACE MANN EDUCATORS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

MAY 24, 2006

The undersigned Shareholder of Horace Mann Educators Corporation (the “Company”) hereby appoints Joseph J. Melone and Louis G. Lower II or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of the Company (the “Meeting”), to be held on May 24, 2006 at 9:00 a.m. at the President Abraham Lincoln Hotel and Conference Center, 701 East Adams Street, Springfield, Illinois, and at any adjournment thereof and to vote all shares of Common Stock of the Company held or owned by the Undersigned as directed on the reverse side and in their discretion upon such other matters as may come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON PROPOSAL 3.

(TO BE SIGNED ON OTHER SIDE.)

ANNUAL MEETING OF SHAREHOLDERS OF

HORACE MANN EDUCATORS CORPORATION

May 24, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê     Please detach along perforated line and mail in the envelope provided.      ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors.		2.	Ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2006.	☐	☐	☐

NOMINEES:
☐ FOR ALL NOMINEES	O William W. Abbott O Mary H. Futrell O Stephen J. Hasenmiller O Louis G. Lower II O Joseph J. Melone O Jeffrey L. Morby O Shaun F. O’Malley O Charles A. Parker
		3.	To consider and take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT		PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROVIDED.
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.